Exhibit 10.1

SKYX PLATFORMS CORP.

EMPLOYMENT AGREEMENT

Employee: Steve Schmidt

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of the date signed by both parties (the “Effective Date”, by and between SKYX Platforms Corp., a Florida corporation (the “Company”), and the “Employee” identified on the signature page hereto.

WHEREAS, the Company desires to employ the Employee to perform the position and duties set forth in Section 3, and the parties desire to enter into this Agreement with respect to such employment.

NOW, THEREFORE, in consideration of mutual promises and covenants herein contained, the parties hereto intending to become legally bound agree as follows:

1. Employment. The Company hereby agrees to employ the Employee and the Employee hereby agrees to be employed by the Company effective as of “Start Date” set forth on the signature page hereto, upon the terms and conditions hereinafter set forth.

2. Term of Employment. The term of this Agreement shall start on the Start Date, and continue for the period indicated on the signature page as the “Term”, as may be extended in writing by the parties, unless earlier terminated in accordance with this Agreement. Either party may terminate this Agreement (a) at any time and for any reason, without cause, upon thirty (30) days advance written notice, or (b) immediately and without notice in the event of any breach or default of a material term or condition of this Agreement by the other party, which breach or default is not remedied or cured within ten (10) days after delivery of written notice thereof.

3. Duties and Services.

3.1 Title and Duties. The Employee’s job title shall be the position indicated on the signature page as the “Job Title”. The Employee shall report to the Executive Chairman, and will assist the Company with, among other things, (a) securing funds; (b) company data modeling and monetization; (c) sales to big box retail and general retail; and (d) its public relation efforts. In addition, the Employee will perform the duties requested by the Company that are reasonable and that are customarily performed by a person holding a similar position in the industry or business of the Company. The Company may make changes to the job title or duties of the Employee at the Company’s sole discretion.

3.2 Time. The Employee shall devote his full business time and attention to the business of the Company and to the promotion of the Company’s best interest, subject to vacations, holidays and normal illnesses pursuant to the Company’s policies in place from time to time. The Employee shall at all times comply with all policies and procedures of the Company applicable to the Employee, as the same are in effect from time to time, including but not limited to the Company’s Code of Business Conduct and Ethics.

3.3 Travel. The Employee shall undertake such travel as may be necessary and desirable to promote the business and affairs of the Company, consistent with the Employee’s position and duties with the Company.

4. Compensation.

4.1 Payment. Subject to all the terms and provisions hereof, in exchange for the Employee’s performance hereunder, the Company shall pay to the Employee the compensation described on the attached Exhibit A (the “Compensation”).

4.2 Reimbursement of Expenses. Upon the submission of proper substantiation by the Employee, and subject to such rules and guidelines as the Company may from time to time adopt with respect to the reimbursement of expenses to consultants, the Company shall reimburse the Employee for all reasonable expenses approved in advance in writing by the Company actually paid or incurred by the Employee during the Term in the course of and pursuant to performing the Services. The Employee shall account to the Company in writing for all expenses for which reimbursement is sought and shall supply to the Company copies of all relevant invoices, receipts or other evidence reasonably requested by the Company.

4.3 Vacation. The Employee shall be entitled to vacation of up to four (4) weeks per calendar year, pursuant to the applicable Company policy. All vacations shall be in addition to recognized national holidays. Such vacations shall be taken only at times convenient for the Company, as approved by the Employee Chairman.

4.4 Other Renumeration. The Employee understands and agrees that any additional remuneration paid to the Employee in the form of bonuses or other similar incentive remuneration will rest in the sole discretion of the Company and that the Employee will not earn or accrue any right to incentive remuneration by reason of this Agreement.

5. Restrictive Covenants and Need for Protection. Employee acknowledges that, because of his position with the Company, Employee has or will develop knowledge of the affairs of the Company and its subsidiaries and their relationships with dealers, distributors and customers such that Employee could do serious damage to the financial welfare of the Company and/or its subsidiaries should Employee compete or assist others in competing with the business of the Company and/or its subsidiaries. Consequently, and in consideration the benefits Employee is to receive under this Agreement, and for other good and valuable consideration, the receipt of which Employee hereby acknowledges, the Employee agrees as follows:

5.1 Confidential Information.

5.1.1 “Confidential Information” means all information and know-how, regardless of whether in writing, relating to the business, technical, financial or other affairs of the Company or its representatives, customers, potential customers, suppliers or potential suppliers that the Company delivers or otherwise makes available to the Employee or that has or may come into the possession of the Employee, including, without limitation, any invention, method, technique, project, development, plan, vendor information, customer information, equipment, trade secret, process, research, reports, financial data, technical data, computer program, software, software code, software documentation, hardware design, technology, marketing or business plan, forecast, financial statement, budget, price, cost or personnel data.

5.1.2 Obligations. The Employee shall keep confidential the Confidential Information and (1) shall use at least the same degree of care in safeguarding the Confidential Information as it uses for its own confidential or like information, but in no event less than a reasonable degree of care; (2) shall use such Confidential Information only for the purposes contemplated by the parties upon entering into this Agreement; (3) may not reverse engineer, disassemble, decompile, unencrypt, extract or copy the Confidential Information; (4) may not, directly or indirectly (including in the conduct of its business), use, or permit to be used, the Confidential Information to the Company’s detriment.

5.1.3 Limited Use; Destruction. All Confidential Information contained in files, letters, memoranda, reports, records, data, sketches, drawings, program listings, or other written, photographic or other tangible material that the Employee creates or that comes into its custody or possession, may be used by the Employee only for the purposes contemplated by the parties upon entering into this Agreement. Within thirty (30) days of any written request of the Company, the Employee shall destroy all of its copies of such Confidential Information or return the same to Company and, in either case, certify to the Company its compliance with the terms of this provision. After such destruction or return thereof, the Employee shall not retain any copies thereof or any such tangible property.

5.1.4 Limited Release. The Employee may release Confidential Information to its attorneys or the courts in prosecuting or defending any claim under this Agreement or pursuant to an order of a court or government agency, provided, however, that in the case of release pursuant to this section, the Employee shall limit the release to the greatest extent reasonably possible under the circumstances and shall have provided to the Company sufficient advance notice to permit the Company to seek a protective order or other order protecting its Confidential Information from being so disclosed.

5.1.5 SEC Disclosure. Notwithstanding anything herein to the contrary, nothing in this Agreement shall be interpreted to prohibit reporting of violations directly to the Securities and Exchange Commission or any other governmental or regulatory agency.

5.2 Company’s Property. The Employee acknowledges that any discovery, concept or idea, whether patentable or not, including, but not limited to, any apparatus, process, method, technique or formula, as well as improvements thereof or know-how related thereto, relating to any present or prospective activities of the Company and its affiliates (each, an “Invention”) made or conceived of by the Employee, either solely or jointly with others, for so long as this Agreement is in effect and for a period of one (1) year thereafter, if such Inventions were conceived of for the Company’s purposes, or have the effect of competing with the Company’s business, shall be the sole and exclusive property of the Company.

5.3 Intellectual Property Assignment. The Employee hereby, without royalty or any other additional consideration, (1) assigns to the Company all of the Employee’s right, title and interest in and to the Inventions, any applications for United States and foreign letters patent, any continuations, divisions, continuations-in-part, reissues, extensions or additions thereof filed for upon the Inventions and any United States and foreign letters patent, (2) covenants to assign to the Company all future Inventions, applications, continuations, divisions, continuations-in-part, reissues, extensions or additions pursuant to this Agreement, (3) covenants to inform the Company promptly and fully of the Inventions by written reports, setting forth in detail a description, the operation and the results achieved, (4) covenants to assist the Company or its designees, at the Company’s expense, to obtain, maintain and enforce such United States and foreign letters patent for the Inventions as the Company may elect in its sole discretion and (5) covenants to execute, acknowledge, and deliver to the Company, at the Company’s expense, any written documents and instruments, and do any other acts, as may be necessary in the Company’s reasonable opinion to obtain, maintain or enforce the United States and foreign letters patent upon the Inventions and to vest in the Company the entire right and title in, and to confirm the Company’s complete ownership of, the Inventions.

5.4 Inventions and Discoveries. The Employee hereby sells, transfers and assigns to the Company or to any person or entity designated by the Company, all of Employee’s right, title and interest in and to all inventions, ideas, disclosures and improvements, whether patented or unpatented, and copyrightable material made or conceived by the Employee, solely or jointly, during the term hereof which relate to the products and services provided by the Company or any of its subsidiaries or which otherwise relate or pertain to the business, functions or operations of the Company or any of its subsidiaries. The Employee agrees to communicate promptly and to disclose to the Company in such form as the Employee may be required to do so, all information, details and data pertaining to such inventions, ideas, disclosures and improvements and to execute and deliver to the Company such formal transfers and assignments and such other papers and documents as may be required of the Employee to permit the Company or any person or entity designated by the Company to file and prosecute the patent applications, and, as to copyrightable material, to obtain copyrights thereof.

5.5 Covenant Not to Compete. During the Term and for a period of two (2) years thereafter, the Employee agrees that Employee will not participate in or finance, directly or indirectly, for Employee or on behalf of any third party, anywhere in the world, as principal, agent, employee, employer, consultant, investor or partner, or assist in the management of, or own any stock or any other ownership interest in, any business that is materially competitive with the business of the Company and/or any of its subsidiaries, as conducted at any time during the twelve-month period prior to Employee’s termination of employment. Notwithstanding the foregoing, the ownership of not more than two percent (2%) of the outstanding securities of any company listed on any public exchange or regularly traded in the over-the-counter market, provided that the Employee’s involvement with any such company is solely that of a passive security holder and the Employee discloses such ownership in advance to the Company’s Board of Directors, shall not constitute a violation of this paragraph.

5.6 Covenant Not to Solicit. The Employee agrees to no, during the Term and for a period of two (2) years thereafter: (a) directly or indirectly, request or advise any of the customers, distributors or dealers of the Company or any of its subsidiaries to terminate or curtail their business with the Company or any of its subsidiaries, or to patronize another business which is materially competitive with the Company or any of its subsidiaries; or (b) directly or indirectly, on behalf of himself or any other person or entity, request, advise or solicit any employee, consultant or independent contractor of the Company or any of its subsidiaries to leave such employment or position for any reason. For purposes of this Section, “employee, consultant or independent contractor of the Company” shall include former employees, consultants or independent contractors if they were employed with the Company at any time in the six month period preceding the date of Employee’s termination or thereafter.

5.7 Judicial Modification. In the event that any court of law or equity shall consider or hold any aspect of this Section 5 to be unreasonable or otherwise unenforceable, the parties hereto agree that the aspect of this Section so found may be reduced or modified by appropriate order of the court and shall thereafter continue, as so modified, in full force and effect.

5.8 Injunctive Relief. The parties hereto acknowledge that the remedies at law for breach of this Section 5 will be inadequate, and that the Company shall be entitled to injunctive relief for violation thereof; provided, however, that nothing herein contained shall be construed as prohibiting the Company from pursuing any other remedies available for such breach or threatened breach, including the recovery of damages from the Employee.

6. Tax Withholding. All payments made and benefits provided by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.

7. Survival of Obligations. All obligations of the Company and the Employee that by their nature involve performance, in any particular, after the expiration or termination of this Agreement, or that cannot be ascertained to have been fully performed until after the expiration or termination of this Agreement, will survive the expiration or termination of this Agreement.

8. Miscellaneous. The following miscellaneous sections shall apply to this Agreement:

8.1 Modifications and Waivers. No provision of this Agreement may be modified, waived or discharged unless that modification, waiver or discharge is agreed to in writing by the Employee and the Company. No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by that other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the time, or at any prior or subsequent time.

8.2 Construction of Agreement. This Agreement supersedes any oral or written agreements between the Employee and the Company and any oral representations by the Company to the Employee with respect to the subject matter of this Agreement.

8.3 Governing Law. The validity, interpretation, construction and performance of this Agreement will be governed by the laws of the State of Florida.

8.4 Severability. If any one or more of the provisions of this Agreement, or any word, phrase, clause, sentence or other portion of a provision is deemed illegal or unenforceable for any reason, that provision or portion will be modified or deleted in such a manner as to make this Agreement as modified legal and enforceable to the fullest extent permitted under applicable laws. The validity and enforceability of the remaining provisions or portions will remain in full force and effect.

8.5 Counterparts. This Agreement may be executed in two or more counterparts, by electronic or similar means, each of which will take effect as an original and all of which will evidence one and the same agreement.

8.6 Successors and Assigns. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective heirs, beneficiaries, personal representatives, successors and assigns.

8.7 Notices. Any notice, request or other communication required to be given pursuant to the provisions of this Agreement shall be in writing and shall be deemed to have been given when delivered in person, by confirmed email, on the next business day after being delivered to a nationally-recognized overnight courier service (for such next-day delivery) or five (5) days after being deposited in the United States mail, certified or registered, postage prepaid, return receipt requested and addressed to the other party at the respective addressees set forth below or to the other addresses of either party may have furnished to the other in writing in accordance with this Section 8.7, except that notice of change of address will be effective only upon receipt.

If to Company:	SKYX Platforms Corp.
2855 W. McNab Road
Pompano Beach, FL 33069
ATTN: General Counsel
Email: legal@skyiot.com

If to Employee:	At the address for the Employee most recently
on file with the Company.

8.8 Entire Agreement. This Agreement contains the entire agreement of the parties. All prior arrangements or understandings, whether written or oral, are merged herein. This Agreement may not be changed orally, but only by an agreement in writing, signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on as of the Effective Date.

Employee:	Steve Schmidt

Start Date:	December 20, 2024

Term:	From the Start Date through December 31, 2027

Job Title:	President

SKYX PLATFORMS CORP.		EMPLOYEE

By:	/s/ Leonard J. Sokolow	By:	/s/ Steve Schmidt

Name:	Leonard J. Sokolow	Name:	Steve Schmidt

Title:	Co-Chief Executive Officer	Date:	12/20/2024

Date:	12/20/2024

EXHIBIT A

Compensation

The Employee shall receive the following Compensation in exchange for the Services:

Stock and Stock Options

The Company shall grant to the Employee: (a) a restricted stock unit award consisting of 250,000 shares of common stock of the Company (the “Stock Award”), and (b) five-year stock options to purchase up to 250,000 shares of restricted common stock of the Company (the “Option Award”), vesting as follows:

●	On the Start Date, 10,000 shares of the Stock Award shall vest, and options to purchase up to 10,000 shares under the Option Award shall vest.

●	On the last day of each calendar quarter beginning on December 31, 2024 and continuing through September 30, 2027, 20,000 shares of the Stock Award shall vest, and options to purchase up to 20,000 shares under the Option Award shall vest.

The Company shall also grant to the Employee: (a) a restricted stock unit award consisting of 100,000 shares of common stock of the Company (the “Second Stock Award”), and (b) five-year stock options to purchase up to 100,000 shares of restricted common stock of the Company (the “Second Option Award”), vesting as follows

●	On January 1, 2025, 50,000 shares of the Second Stock Award shall vest, and options to purchase up to 50,000 shares under the Second Option Award shall vest.

●	On January 1, 2026, 50,000 shares of the Second Stock Award shall vest, and options to purchase up to 50,000 shares under the Second Option Award shall vest.

All stock and option (“Awards”) granted to Employee hereunder shall be issued pursuant to the Company’s 2021 Stock Incentive Plan (the “Plan”), and the terms of the Company’s standard form of award agreement filed with the U.S. Securities and Exchange Commission, as further executed by the parties. Any transactions involving vested shares of the Awards shall be subject to the Company’s Insider Trading Policy, which the Employee hereby acknowledges and agrees to comply with, and federal and state securities laws and regulations.

The Awards shall not be deemed granted on the date of approval by the Company’s Compensation Committee in accordance with the Plan and applicable law (the “Grant Date”). The exercise price of the option Awards shall be the Fair Market Value (as defined in the Plan) of shares of common stock of the Company on the Grant Date (or such other date as determined by the Company’s Compensation Committee in its good faith discretion).

Any portion of an Award that has not vested as of the date Employee ceases to be an employee or consultant of the Company shall be forfeited and terminated automatically.

The Company’s Compensation Committee may, in its sole discretion and in accordance with the Plan, elect to compensate Employee with additional option or restricted stock awards, only as further set forth in an award agreement issued by the Company pursuant to the Plan.

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